Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use in this Registration Statement on Form S-3 of Resolute Energy Corporation (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc.; to the inclusion of our Report dated January 31, 2011, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation, appearing in the prospectus which is a part of this Registration Statement; and to the references to our audits of Resolute Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2010; December 31, 2009; and December 31, 2008. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Thomas J. Tella II.
Thomas J. Tella II, P.E.
Senior Vice President

Dallas, Texas
March 18, 2011